Exhibit 10.2

AMENDMENT

TO THE

WELLPOINT 401(k) RETIREMENT SAVINGS PLAN

The WellPoint 401(k) Retirement Savings Plan (the “Plan”), as amended through March 1, 2002 and subsequently amended, is hereby further amended, as follows:

1.             Consistent with prior amendments adding Golden West Health Plan, Inc. and Health Core, Inc. as Participating Companies, effective as of June 30, 2003 and January 1, 2004, respectively, Appendix VII is amended, effective January 1, 2004, in its entirety to read as follows:

“The following entities are Participating Companies in this Plan as of January 1, 2004:

Blue Cross of California

Blue Cross and Blue Shield of Georgia, Inc.

Blue Cross Blue Shield of Wisconsin

Claim Management Services, Inc.

Compcare Health Services Insurance Corporation

Comprehensive Integrated Marketing Services

Cost Care, Inc.

Crossroads Acquisition Corp., d.b.a. Cobalt Corporation

Golden West Health Plan, Inc.

Greater Georgia Life Insurance Company

Health Core, Inc.

HealthLink, Inc.

HMO-W, Inc.

Hometown Insurance Services, Inc.

Meridian Marketing Services, Inc.

Meridian Resource Company, Inc.

Precision Rx, Inc.

Professional Claim Services, Inc.

RightCHOICE Managed Care, Inc.

TrustSolutions, LLC

UNICARE Life & Health Insurance Company

UNICARE Health Plans of the Midwest

United Government Services, LLC

United Heartland Life Insurance Company

United Wisconsin Insurance Company

United Wisconsin Proservices, Inc.

Unity Health Plans Insurance Corporation

Valley Health Plan, Inc.

WellPoint Development Company, Inc.”

2.             Effective April 23, 2004 or as soon as administratively possible thereafter, the Plan is amended by the addition of Appendix XVII, which reads as follows:

“Appendix XVII

Merger of Health Core Inc. 401(k) Profit Sharing Plan

The Health Core Inc. 401(k) Profit Sharing Plan (“Health Core Plan”) is merged into the Plan effective as of April 23, 2004 or as soon as administratively possible thereafter.  Assets and liabilities of the Health Core Plan, together with the assets and liabilities of this Plan, constitute a single plan within the meaning of Code Section 414(l) as of April 23, 2004 (“Plan Merger Date”) or as soon as administratively possible thereafter.  Unless otherwise expressly provided herein, the rights and benefits of a participant in the Health Core Plan who terminated employment with Health Core, Inc. on or prior to the Plan Merger Date are determined in accordance with the provisions of the Health Core Plan as in effect prior to the Plan Merger Date.  References in the Plan to “Participant” as defined in Article II include each individual with an interest in the Health Core Plan without regard to his or her status as an Employee or former Employee (each a

“Health Core Participant” for purposes of this Appendix XVII).  This Appendix XVII is designed to preserve under the Plan any benefits that were accrued under the Health Core Plan prior to the Plan Merger Date to the extent such benefits are protected under Code Section 411(d)(6).  The provisions of the Plan apply to the benefits of employees and former employees of Health Core, Inc. described in this Appendix subject to the restrictions applicable to protected benefits described in the prior sentence and except to the extent modified by the terms of this Appendix.  In the event of a conflict, the provisions of this Appendix will control.

1.01         Eligibility.  An Employee who was a Participant pursuant to the terms of the Health Core Plan in effect on December 31, 2003 and who was actively employed by a Participating Company on January 1, 2004 shall be a Participant in this Plan as of January 1, 2004.

1.02         Transfer of Account Balances.  The account balances of the Health Core Participants in the Health Core Plan as of the Plan Merger Date will be transferred to the Plan through a direct transfer from the trust fund of the Health Core Plan to the Trust Fund for the Plan on the Plan Merger Date and will be held on behalf of the Health Core Participants.  The account balance maintained for each Health Core Participant in the Health Core Plan immediately prior to the Plan Merger Date shall be credited to the Account maintained for such individual under the Plan immediately after the Plan Merger Date.

1.03         Vesting of Matching Contributions. The “Employer Matching Contribution Account” of a Health Core Participant who is an Employee of Health Core on December 31, 2003 will be fully vested as of December 31, 2003 to the extent not previously vested.

1.04         Service Crediting.  Service recognized under the Health Core Plan will not be taken into account for purposes of determining whether a Health Core Participant is eligible for the Grandfathered Match that was implemented in 1997.

1.05         Health Core Distribution Options.

(a)           General Plan Provisions.  A Participant may elect to receive his or her account balance transferred to the Plan under Section 1.02 in the form of (i) a lump sum payment; (ii) installment payments over a period not to exceed the life expectancy of the Participant, or the joint and last survivor life expectancy of the Participant and his or her designated Beneficiary; or (iii) an annuity contract.  A Participant cannot elect payment of his or her account balance transferred to the Plan under Section 1.02 in the form of a life annuity because the Retirement Equity Act safe harbor rules of Section Five, Part C of the Adoption Agreement for the Plan apply to such account balance.

(b)           Distribution on Disability.  If a Health Core Participant becomes disabled (as defined under the Health Core Plan as in effect on April 23,

2004) while an Employee, he or she may withdraw the portion of his or her Account attributable to benefits accrued under the Health Core Plan prior to the Plan Merger Date.

1.06         Restoration of Forfeitures.

(a)           Forfeiture of Nonvested Account.  Under the terms of the Health Core Plan immediately prior to the Plan Merger Date, the nonvested portion of a Health Core Participant’s account balance (if any) was forfeited at the earlier of (i) the date the Participant received a distribution of his or her entire Account balance following his or her termination of employment; and (ii) the date the Participant completed five (5) consecutive Breaks in Vesting Service.

(b)           Return to Service.  If an individual described in clause (i) of section (a) above becomes an Employee after the Plan Merger Date but before incurring five (5) consecutive Breaks in Vesting Service (as determined under the Health Core Plan), the amount forfeited will be restored (without earnings) to the individual’s Account under the Plan if the individual pays to the Plan the full amount of such distribution within five (5) years before the earlier of (A) five (5) years after the first date on which the Participant becomes an Employee after the Plan Merger Date, or (B) the date the Participant incurs five (5) consecutive Breaks in Vesting Service following the date of the distribution.  If an individual described in clause (ii) of section (a) above becomes an Employee after the Plan Merger Date but before incurring five (5) consecutive Breaks in Vesting Service (as determined under the Health Core Plan), the amount forfeited will be restored to the individual’s Account under the Plan.

(c)           Funds.    Funds for restoring forfeitures under this Section 1.06 will be drawn from a special contribution to be made to the Plan by the appropriate Participating Company, as determined by the Committee.  The special contribution will not be subject to the limitation under Code Section 415.”

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IN WITNESS WHEREOF, WellPoint Health Networks Inc. has caused this Amendment to be executed effective as of April 23, 2004.

WELLPOINT HEALTH NETWORKS INC.

By:	/s/ J. Thomas Van Berkem